Exhibit 10.1

Mrs. Lilly Deng, Vice President

iFresh, Inc.

2-39 54th Avenue

Long Island City, NY 11101

Via email: Lillysa46@gmail.com

Dear Mrs. Deng:

Thank you very much for your interest in retaining the services of Getzler Henrich & Associates LLC (“Getzler Henrich”). We appreciate the opportunity to work with iFresh, Inc., and its subsidiaries and affiliates, if any (collectively, “iFresh” or “Company”) to provide financial advisory and management consulting services.

We believe it is important for you to have confidence in our firm and the ability of our professionals to deliver the services you require. Accordingly, this engagement letter has been structured to explain our primary purpose, qualifications, resources, approach and standard terms.

PRIMARY PURPOSE

The engagements primary purpose is for Getzler Henrich, through its Chief Restructuring Officer role to oversee the refinancing of a loan facility (“Loan”) provided by Key Bank National Association (the “Lender”) to NYM Holding, Inc. (“NYM”). NYM is a first-tier subsidiary of iFresh and the primary obligor under the Loan. iFresh’s role is its loan guarantor.

Our Firm

Getzler Henrich & Associates is one of the oldest and most respected names in middle- market corporate restructuring, assisting businesses around the world with an approach that emphasizes rapid, pragmatic, decision making and implementation. Over the course of the past fifty years, Getzler Henrich has developed a strong track record, assisting both underperforming and healthy businesses in the middle market. We have a demonstrated ability to generate realistic solutions to challenges confronting for-profit and not-for-profit entities. Engagements have spanned a broad spectrum of industries and sectors. Executing solutions with speed, competence and integrity, we adapt our approach to the precise needs of each individual client and make practical proposals to address specific issues.

Our People

Assignments are always managed with a proactive, results-oriented approach. We believe that to provide valuable guidance and advice to our clients, our people must have first-hand experience running a business. Therefore, prior to joining the firm, each team leader at Getzler Henrich has gained valuable experience managing companies, ranging from top executive positions at middle market companies to senior management positions at major divisions of multinationals.

This engagement will be led by Bert Weil and Margie Kaufman and may include other Getzler Henrich professionals as appropriate or required. In this engagement, Mr. Weil and Ms. Kaufman will serve in the capacity as Co-Chief Restructuring Officer of the Company.

Bert Weil, managing director, is an experienced financial and operational advisor with 25 years of consulting experience. He has served as financial advisor, interim CEO & CFO, chief restructuring officer (CRO), chief restructuring advisor, turnaround professional, and crisis manager to over 135 entities, including public, private, and not-for-profit entities.

In addition to his numerous advisory roles, Bert has acted as on-site, full-time Interim CRO/CEO/CFO, with full supervisory responsibilities in approximately 20 different cases. He has helped companies supervise and upgrade administrative functions, lead negotiations with stressed vendors and lenders, as well as open and upgrade communications between lenders, equity holders, and other key stakeholders.

Bert has worked with companies to build cash flow and liquidity models, budgets and business plans, and supervised the production of both statutory and managerial performance information for internal and external users. In addition, he has helped businesses create and lead operational profit improvement programs; identified and helped clients execute exit financing strategies when appropriate through managed debt and equity transactions; and supervised organization wind down activities.

His industry experience includes not-for-profit, apparel and textile, heavy manufacturing, distribution, retail, trucking and freight, hospitality, education, professional and non-professional services, food processing, aerospace, and printing.

Prior to joining the restructuring community, Bert learned first-hand the challenges of managing financial responsibilities while serving as the top financial officer of a public company with approximately 1,000 employees.

Bert was a 13-year member of the board of the Turnaround Management Association’s New York chapter and is a member of the Association for Corporate Growth. He is a CTP (Certified Turnaround Professional) and a CPA. He holds a BS in Accounting from Lehigh University and an MBA from the Stern School, New York University.

Marjorie E. Kaufman, managing director, has provided turnaround and interim management services for companies around the country for over 30 years, and frequently serves in chief-restructuring-officer and chief-financial-officer positions. Margie has provided cash-flow management services, conducted business plan viability analyses, designed and steered turnaround action plans, managed debt and equity placement, and sourced refinancing. Her expertise in forensic accounting is a valuable asset in many engagements. Ms. Kaufman’s management positions have spanned industries including food and beverage, distribution, retail, catalog companies and manufacturing.

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Over the years, Margie has done a number of due diligence projects as part of acquisitions. She has represented strategic buyers, equity firms and mezzanine funds in the due diligence process. As part of the due diligence process, Margie has reviewed various business segments for viability, policies on revenue recognition for contracts, customer profitability, product line profitability and working capital needs. Margie has also played a role in the financing structures of the acquisitions.

Ms. Kaufman received a bachelor’s degree in accounting from the University of Bridgeport. Margie has been the president and director of the northeast chapter of the Turnaround Management Association and now is a member of the past president’s council for the chapter. She is a member and an executive board member of the International Women’s Insolvency and Restructuring Confederation and a member of the American Bankruptcy Institute. Margie is also a Fellow of the American College of Bankruptcy and frequently speaks on various topics on restructuring.

Our Services

Financial advisory services include turnarounds and workouts, interim and crisis management, bankruptcy advisory, wind-downs and liquidations, financial restructuring and forensic/litigation support. We also assist companies in achieving operational excellence through process improvement/ LeanSigma, supply chain solutions, sales and marketing effectiveness, technology advisory and transaction advisory services. Albeit not all Getzler Henrich’s capabilities are required in this case, our breadth of services is briefly summarized on our website www.getzlerhenrich.com.

Our Understanding and Scope of Work

At the recommendation of Key Bank, the senior secured lender to NYM, iFresh wishes to retain a Chief Restructuring Officer(“CRO”) to oversee the refinancing of the Loan. The Company has underperformed its own performance targets and the Lender has expressed concern with the quality of the its lender/borrower relationship. The Lender has determined that NYM and iFresh need to find replacement financing for the Loan and accordingly, have requested iFresh to engage a CRO who will provide leadership, guidance and assistance in this refinancing process, engage an investment banker to facilitate the refinancing of the Loan, and oversee the payment of the outstanding balance of the Loan.

Upon execution of this engagement letter and adoption of a resolution by iFresh’s Board of Directors (the “Board”), Bert Weil and Margie Kaufman will assume the role of Co-CRO. And shall serve in that capacity, subject to the oversight, guidance, control and direction of the Board, the CEO, and Vice President of iFresh. Getzler Henrich shall also provide such other personnel and staffing for the Company as the CRO may from time to time determine necessary or appropriate and may furnish additional personnel and staffing of the Company, subject to the approval of the Company’s CEO and/or Vice President. The CRO and any additional officers of Getzler Henrich provided to the Company shall be covered by the indemnity provisions of iFresh’s bylaws and applicable state law and the D&O policy (as described below) and acceptance of terms thereof by Getzler Henrich. Getzler Henrich regularly appoints Co-CROs. While working together, our objective is to provide additional insight when critical decisions are evaluated, recommended, and or executed. Getzler Henrich will always maximize its efforts to avoid duplication of services provided.

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Getzler Henrich shall also provide such other personnel and staffing for the Company as the CRO may from time to time determine necessary or appropriate and may furnish additional officers of the Company, subject to the CEO’s and or Vice President’s approval.

The CRO overall will use its best efforts to assist the Company to be in compliance with the terms, covenants, and conditions of the Forbearance Agreement by and among iFresh (including NYM and all subsidiaries of NYM) during the term of the Forbearance Agreement. It is contemplated by the Company that the Forbearance Agreement shall be executed contemporaneously with this engagement letter.

The duties of the CRO shall include, but not be limited to:

Financial Reporting

●	13 Week Cash Flow Projection – Direct, oversee, and review the preparation of the Company’s 13-week cash flow projection. Assist in developing and maintaining a rolling 13 Week Cash Flow Projection and delivering weekly variance reporting;

●	12 Month Budget - Assist in developing a budget and generating appropriate monthly performance commentary and budget versus actual variance reporting.

Bank Reporting

●	Bank Deliverables – Provide an ongoing stream of appropriate company deliverables and communications describing key activities, including financial performance and performance against key indicators.

Operations Review

●	Operational Review - Complete a brief review of operations and provide recommendations to the Company’s executive officers and senior management to improve profitability where possible.

Management Responsibilities

●	General Management – Working closely with the CEO and CFO and the senior leadership team, the CRO will work to enhance the company’s performance against operating goals;

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●	Contacts and Agreements – The company will present for review and approval by the CRO any new or renewal agreements before they are approved for execution, e.g.

1.	If the agreements are for standard day to day business transaction but are larger than routine in size, they will be presented to the CRO for review and approval;

2.	If the agreements are non-standard or new and material in nature, CRO approval is required prior to execution. Examples of this category of agreement would include:

a.	A sale of stock or other ownership in the company;

b.	Any corporate governance issues, e.g. a change in the Board of Director composition or change in a senior management role;

c.	Any purchase or sale of real estate or assets;

d.	Any business combination

Key Bank Replacement Financing

●	IB Retention - Work with the company to interview and engage an investment banker (“IB”) who can provide exit financing for the Key Bank debt;

●	Work with the IB – Work cooperatively with the IB during all phases of the exit financing process. The CRO will help establish a milestone calendar of events and track company performance against the calendar;

●	Lender Update – Provide Key Bank regular progress reports and comments describing the achievability of the exit financing goals on a timely basis.

Other

●	Perform such other tasks as appropriate and as may be reasonably requested by Management or their counsel.

●	Additionally, the CRO will work with other professionals retained by the Company to ensure that work is performed efficiently and without duplication of effort.

With respect to all such efforts outlined above, the CRO will interface with and report in a timely manner to the CEO and Vice President any decisions to be considered and will furnish to the extent possible all financial or other information requested.

The CRO will be permitted to communicate directly and independently with Key Bank regarding all matters related to this engagement.

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Terms of Engagement

The Standard Terms and Conditions annexed hereto as Annex I are incorporated by reference herein as if set forth in full herein and shall govern this engagement, except to the extent inconsistent with or superseded by the express terms of this letter.

Fee structure

Getzler Henrich will bill iFresh weekly for Consulting Fees and reasonable out-of-pocket expenses incurred by Getzler Henrich. iFresh acknowledges that Getzler Henrich’s invoices are due and payable each week upon presentation. Should payment not be provided timely by iFresh we reserve the right to cease work until the matter is settled.

Consulting Fees will be billed on an hourly basis; our standard hourly rates are as follows:

Principal / Managing Director	$515-650
Director / Specialists	$385-585
Associate Professionals	$150-385

Being sensitive to iFresh’s profile and present circumstances and demonstrating our strong appreciation of the opportunity to work with and assist you, Getzler Henrich has provided a discount of approximately 12.5% from the standard hourly billing rate for Bert Weil and Margie Kaufman, whose hourly rates for this engagement will be $535. You have requested a fixed fee option, which Getzler Henrich is willing to propose. Margie Kaufman will be the primary Getzler Henrich person on site. For Margie, based upon a 45 hour estimated work week, we will offer the fixed rate of $19,000 per week, which represents a further discount above the previously mentioned 12.5%. We recognize that during the first weeks there will be a learning curve burden. To that extent, Getzler Henrich is willing to cap Margie Kaufman’s fees during the first four weeks of the engagement at $60,000. Bert Weil, who will not be regularly on-site, will continue to invoice at his hourly rate above. If there is a material change in the hours required by this assignment Getzler Henrich will consider altering the fixed fee rate. Any such change must be agreed to by Getzler Henrich and iFresh and would be negotiated based upon an updating of the facts and circumstances.

Getzler Henrich will strive to perform services in a most expeditious and comprehensive fashion, which will be dependent in part on the quality, sophistication and availability of iFresh’s existing systems, personnel, processes and reporting procedures and iFresh’s ability to provide all required financial and operational information and data in a timely fashion and in the required format. Travel time outside the NY metro area, if required, is billed at 50% of the hourly rate. Hourly rates are revised periodically. We will notify you of any such changes to our rates. Note that we do not provide assurance regarding the outcome of our work and our fees will not be contingent on the results of such work.

To the extent that any services outside the scope of this engagement are required or requested (e.g., financial advisory services to source a transaction to replace Key Bank), the extent of these services, and the additional compensation to be paid to Getzler Henrich for such services, shall be agreed upon prior to Getzler Henrich beginning to perform such services. These services will be provided subject to our entering into an appropriate amendment to this letter.

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iFresh will, on the signing of this letter, pay Getzler Henrich a retainer in the amount of $35,000 which will be applied to the final bill. Should this retainer be insufficient because of a change in circumstances, Getzler Henrich reserves the right to request and the Company agrees to pay a retainer increase. Any amount of this retainer remaining after application to unpaid fees will be returned to iFresh upon request. Notwithstanding anything to the contrary contained in this paragraph, Getzler Henrich will be entitled to retain the unused portion of the retainer, if any, to the extent necessary to ensure performance by iFresh of its indemnification obligations pursuant to this engagement letter.

Concurrently upon the acceptance of the appointment of CRO, the Company shall cause its insurance broker to procure or to add Getzler to any existing Directors & Officers insurance Policy (“D&O” policy), send copies of all documentation and other communications regarding iFresh’s D&O policy, including without limitation any renewal or cancellation thereof, to the attention of Getzler Henrich, and extend the claim period upon any renewal or cancellation of the policy, as provided for in paragraph 6 of Annex I hereto. iFresh shall take all required steps to insure all persons serving as officers of iFresh provided by Getzler Henrich shall receive the benefit of indemnification and insurance provided to all other senior executive officers or directors on the same terms as such persons, whether under the corporate bylaws or applicable state law.

In no event shall Getzler Henrich have responsibility or liability for any decisions, actions or failures to act of any officers, made or taken in that capacity, furnished by it to iFresh hereunder.

All notices, requests, consents and other communications hereunder to Getzler Henrich shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed telecopy; addressed to Getzler Henrich at the address set forth below or such other address as may hereafter be designated in writing:

Getzler Henrich & Associates LLC

295 Madison Avenue, 20th Floor

New York, NY 10017

Attention: Bert Weil

Facsimile: 212-697-2400

This Engagement Letter contains the entire agreement among the parties relating to the subject herein. Any modification or other changes to the terms contained herein, including Annex I, must be in writing and signed by the parties hereto to be enforceable.

If the foregoing is in accordance with our understanding, please sign the attached copy and forward it to our office. In addition, the retainer and future payments may be wired to Getzler Henrich & Associates LLC c/o JP Morgan Chase Bank, account # 621505952665, routing/ABA # 021 0000 21.

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We are very appreciative of the opportunity to help you achieve your goals and to work with you.

Sincerest regards,

GETZLER HENRICH & ASSOCIATES LLC

By:	/s/ Bert Weil	Dated:	May 10, 2019
Bert Weil, Managing Director

AGREED TO AND ACCEPTED BY:

iFRESH, INC. and its subsidiaries and affiliates, including, without limitation, NYM Holding, Inc.

Accepted by:	/s/ Lilly Deng

Dated:	5/9/19

Print Name:	Lilly Deng

Title:	V. P.

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We are very appreciative of the opportunity to help you achieve your goals and to work with you.

Sincerest regards,

GETZLER HENRICH & ASSOCIATES LLC

By:	/s/ Bert Weil	Dated:
Bert Weil, Managing Director

AGREED TO AND ACCEPTED BY:

iFRESH, INC. and its subsidiaries and affiliates, including, without limitation, NYM Holding, Inc.

Accepted by:	/s/ Deny Long

Dated:	5/9/19

Print Name:	Deny Long

Title:	C.E.O

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Annex I

Terms and Conditions

1. Access to Company Personnel and Information.

(a) The Company agrees to make available to Getzler Henrich all of the Company’s financial and operational information and data as requested by Getzler Henrich (all such information so furnished being the “Information”) and agrees to permit discussions with Company personnel that Getzler Henrich reasonably requests in connection with the services performed by Getzler Henrich under this Agreement. The Company will provide Getzler Henrich with full access to all Company personnel, books, and records, including those of the Company’s attorneys (subject to such safeguards as may be necessary to preserve applicable attorney client privileged communications) and other agents and third-party representatives. The Company represents and warrants to Getzler Henrich that, except as disclosed to Getzler Henrich in writing, all Information provided or made available to Getzler Henrich by the Company, its directors, officers, employees, representatives, attorneys and agents at any time shall, to the best of the Company’s knowledge: a) be complete and correct in all material respects; and b) not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements not misleading in light of the circumstances under which such statements are made. The Company agrees that it shall notify Getzler Henrich if it learns subsequently that any Information provided or made available to Getzler Henrich in accordance with this Agreement is incorrect, inaccurate, or otherwise should not be relied upon.

(b) The Company recognizes and confirms that Getzler Henrich (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated hereby without having independently verified any of the same and (b) does not assume responsibility for accurateness or completeness of the Information and such other information and (c) will not make an appraisal of any of the assets or liabilities of the Company. The Company agrees that Getzler Henrich shall have no duty to verify independently the reliability, accuracy or completeness of any Information or other information. The Company also agrees that Getzler Henrich shall incur no liability to the Company or any individual or other entity that may arise if any Information or other information proves to be unreliable, inaccurate or incomplete.

2. Confidential Information.

(a) Getzler Henrich shall not publicly disclose the Confidential Information. Further, Getzler Henrich will use the Confidential Information only for the purpose of providing services to the Company pursuant to this Agreement. “Confidential Information” shall consist only of information that is necessary for Getzler Henrich to perform its services under this Agreement, and that is: (i) disclosed to Getzler Henrich by the Company, its directors, officers, employees, representatives and agents; (ii) acquired by Getzler Henrich from any inspection of the Company’s property in connection with this Agreement; or (iii) information produced by Getzler Henrich, from Confidential Information, in connection with performing services to the Company under this Agreement.

(b) Confidential Information shall not include information that is: (i) now or subsequently becomes generally known or available by publication, commercial or otherwise, through no fault of Getzler Henrich, its employees, agents, or independent contractors; (ii) already known by Getzler Henrich at the time of the disclosure, provided that such information did not come from a source known by Getzler Henrich to be bound by a confidentiality agreement with the Company, or from a source that was otherwise prohibited from disclosing such information under a contractual, legal or fiduciary obligation; (iii) becomes available to Getzler Henrich on a non-confidential basis from a source other than the Company, provided that, to Getzler Henrich’s knowledge, the source was not prohibited from disclosing such information to Getzler Henrich under a contractual, legal or fiduciary obligation to the Company; (iv) independently developed by Getzler Henrich, its employees, agents, or independent contractors primarily from information that is not Confidential Information; (v) information that the Company and Getzler Henrich agree, in writing, may be disclosed; (vi) information that is or should be reasonably expected to be disclosed as part of Getzler Henrich’s services to the Company; or (vii) information that Getzler Henrich reasonably believes, upon advice of its attorneys, must be disclosed pursuant to applicable law, or regulatory or administrative process, including stock exchange rules.

(c) Getzler Henrich may disclose Confidential Information: (i) to third parties in connection with the performance of its services under this Agreement; or (ii) in connection with any dispute between Getzler Henrich and Company under, concerning or arising out of this Agreement. If Getzler Henrich receives any request by order, subpoena, or other legal process to produce any Confidential Information, then unless otherwise prohibited by law or process, if practicable Getzler Henrich will seek to provide the Company with timely notice of such request. At the Company’s request and expense, and unless otherwise prohibited by law or against a recommendation by Getzler Henrich’s counsel, and without relinquishing or modifying Getzler Henrich’s authority to disclose information under the terms of this Agreement, Getzler Henrich will cooperate reasonably with the Company in actions that the Company deems necessary or appropriate under the circumstances to protect the confidentiality of the Confidential Information.

(d) Getzler Henrich may disclose the Company’s name for purposes of internal marketing materials only and will not otherwise disclose Confidential Information as contemplated under this Section 2.

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3. No Third-Party Beneficiaries; Use of Work Product. Except as provided with respect to indemnification and exculpation, there are no third-party beneficiaries of this Agreement. The Company acknowledges that in connection with its engagement Getzler Henrich is acting as an independent contractor with duties owing solely to Company. The Company acknowledges that all information, whether written or oral, created, prepared, or compiled by Getzler Henrich in connection with this Agreement is intended solely for the benefit and use of the Company provided, however that Getzler Henrich acknowledges and agrees that Company shall utilize Getzler Henrich’s work in negotiations with Company’s creditors. No other individual or entity shall be entitled to rely on such information for any purpose. Company agrees that such information shall not be reproduced, disseminated, quoted or referred to at any time or in any manner other than to the Company’s board of directors or managers, officers, employees, representatives, attorneys, and other agents who have a need to receive such information, except upon Getzler Henrich’s prior written consent. Without limiting the foregoing, the Company shall not (and shall not authorize any other individual or entity to) use Getzler Henrich’s name or to make available to third parties any information created, prepared, or compiled by Getzler Henrich under this Agreement for any reason, including obtaining or extending credit, offering or selling securities or other assets, or in any representations to third parties without Getzler Henrich’s prior written consent. It is also expressly agreed that notwithstanding the above restrictions upon the Company’s dissemination and use of information and work product, Getzler Henrich shall have no responsibility or liability relating directly or indirectly to such disclosure (whether authorized or unauthorized) by the Company concerning any information created, prepared, or compiled, in whole or in part, by Getzler Henrich pursuant to this Agreement, which may be disclosed only after prior written approval by Getzler Henrich or as required by applicable law, or regulatory or administrative process, including stock exchange rules. The foregoing provisions shall not be construed or interpreted to prohibit references to Getzler Henrich’s engagement under this Agreement in required public filings or court documents.

4. Future Performance.

(a) The services to the Company under this Agreement may include the preparation of recommendations, projections, and other forward-looking statements. The Company acknowledges that numerous factors may affect the Company’s actual financial and operational results, and that these results may materially and adversely differ from the recommendations and projections prepared, in whole or in part, by Getzler Henrich.

(b) Getzler Henrich does not provide assurance regarding the outcome of its engagement and its fees are not contingent on the results of its engagement.

5. Independent Contractor Status. Getzler Henrich is an independent contractor under this Agreement, and accordingly, this Agreement shall not be an employment agreement. No one on behalf of any Getzler Henrich Party (as defined below), nor any employees, agents, or independent contractors thereof, shall be considered to be a director, officer, member, manager, partner, control person, employee, representative, agent, or insider of the Company, unless expressly agreed to in a writing signed by Company and Getzler Henrich. Getzler Henrich will have exclusive control over the management and operation of Getzler Henrich, including hiring and paying the wages or other compensation of its personnel. The Getzler Henrich personnel that provide services to the Company under this Agreement may also provide services to other past, present or future Getzler Henrich clients. In addition, like other advisory firms, Getzler Henrich may utilize the services of qualified independent project employees, who work under our direct supervision for us on an ad hoc basis as temporary employees, to assist Getzler Henrich with its performance of its services pursuant to this Agreement. This arrangement enables us to reduce our overhead and provide cost-effective services to our clients, who benefit from this saving by our reasonable rate structure.

6. Appointment as Officer and/or Director. Getzler Henrich understands that the Company’s officers and directors are covered by appropriate D&O insurance policies. Should the Company with the consent of Getzler Henrich elect a Getzler Henrich Party as an officer or director, the Company shall prior to the effectiveness of such election name such Getzler Henrich Party and Getzler Henrich as additional insureds under these policies and under all such other policies that the Company may purchase during Getzler Henrich’s engagement. The Company further agrees to provide evidence of this coverage as soon as it is in place. It is mutually understood that naming such Getzler Henrich representative as an officer or director of the Company, that such Getzler Henrich representative will remain at all times an employee of Getzler Henrich and not become an employee of the Company and will be compensated solely by Getzler Henrich. Upon any cancellation or non-renewal of the D&O policy, then the Company shall exercise their rights to extend the claim period for a one-year “discovery period” and shall exercise such rights and pay such premiums required thereunder.

7. No Fiduciary Relationship. Other than with respect to appointment(s) of a Getzler Henrich Party as an officer and/or director of Company in writing (and then only with respect to such Getzler Henrich Party), nothing in this Agreement is intended to create, or shall be deemed or construed to create a fiduciary relationship between: (a) the Company, including without limitation, the Company’s directors, officers, members, managers partners, control persons, shareholders, employees, representatives, agents, or creditors (collectively, the “Company parties” and each a “Company Party”), on the one hand; and (b) Getzler Henrich, Getzler Henrich’s affiliates, and the respective directors, officers, members, managers, partners, control persons, shareholders, employees, representatives, independent contractors, attorneys, agents, successors or assigns of Getzler Henrich or Getzler Henrich affiliates (collectively, the “Getzler Henrich Parties,” and each a “Getzler Henrich Party”) on the other hand.

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8. Indemnity by Company.

(a) The Company agrees to indemnify and hold harmless Getzler Henrich and each other Getzler Henrich Party from and against, and Company agrees that no Getzler Henrich Party shall have any liability to the Company or any other Company Party for, any losses, claims, damages, obligations, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and expenses, investigation fees and expenses and court and litigation costs) of any kind or nature whatsoever, known or unknown, foreseen or unforeseen, contingent or otherwise arising out of or in any way, directly or indirectly, related to (i) Company’s actions or failures to act (including statements or omissions made, or information provided, by it or its agents) or (ii) actions or failures to act by an Getzler Henrich Party with Company’s consent or in reliance on Company’s actions or failures to act, or (B) otherwise related to or arising out of any services rendered by Getzler Henrich or any Getzler Henrich Party pursuant to this Agreement or other services rendered at the request of Company (including service by an Getzler Henrich Party as an officer, director or in any other capacity with Company or any of its affiliates), including costs arising out of any dispute whether or not Getzler Henrich or any other Getzler Henrich Party is a party to such dispute and including any claim brought by, on behalf of or in the name of Company (collectively, “Covered Losses”); provided, however, that this indemnity and exculpation shall not apply where a court of competent jurisdiction has found by a final judgment (not subject to further appeal) that such Covered Losses resulted primarily from willful misconduct on the part of Getzler Henrich in the performance of its services under this Agreement. The Company also agrees to pay Getzler Henrich a fee at Getzler Henrich’s regular hourly rates for it or any other Getzler Henrich Party preparing for, or testifying in, any legal proceedings. If multiple claims are brought against any Getzler Henrich Party in any action with respect to at least one of which indemnification is permitted under applicable law and provided for under this agreement, the Company agrees that any judgment, arbitration award or other monetary award shall be conclusively deemed to be based on claims as to which indemnification is provided for and permitted. The Company’s obligations hereunder shall be in addition to any rights that any Getzler Henrich Party may have at common law or otherwise. Solely for the purpose of enforcing this agreement, the Company hereby consents to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought by or against any Getzler Henrich Party.

(b) If any action, suit, proceeding or investigation or similar item is commenced as to which a Getzler Henrich Party is entitled to indemnification hereunder, it shall notify Company with reasonable promptness; provided, however, that any failure to so notify Company shall not relieve Company from its obligations hereunder (except to the extent Company is materially and adversely affected by such failure to be given notice). Getzler Henrich shall have the right to retain counsel of its own choice to represent it, and Company shall pay the reasonable fees, expenses and disbursements of such counsel; and such counsel shall to the extent consistent with its professional responsibilities cooperate with Company and any counsel designated by Company. Company shall not without written prior consent of Getzler Henrich, settle or compromise any claim against Getzler Henrich, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes as an unconditional term thereof, the giving by the claimant to Getzler Henrich of an unconditional release from all liability in respect of such claim.

(c) In order to provide for just and equitable contribution, if a claim for indemnification pursuant to this Indemnification Agreement is made but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for the indemnification in such case, then Company, on the one hand, and Getzler Henrich, on the other hand, shall contribute to the Covered Losses to which the Indemnified Parties may be subject in accordance with the relative benefits received by Company, on the one hand, and Getzler Henrich, on the other hand, and also the relative fault of Company, on the one hand, and Getzler Henrich, on the other hand, in connection with the statements, acts or omissions which resulted in such Covered Losses and the relevant equitable considerations shall also be considered. Notwithstanding the foregoing, Getzler Henrich shall not be obligated to contribute any amount hereunder that exceeds that amount of fees previously received by Getzler Henrich from Company.

(d) Neither termination nor completion of the engagement of Getzler Henrich or of this Agreement shall affect these indemnification provisions which shall remain operative and in full force and effect and shall be binding upon any successors or assigns of Company. Each Getzler Henrich Party is an express third-party beneficiary of the provisions of this Section 8.

9. Non-Solicitation. For a period of twenty four (24) months after the later of: (a) the completion of all services to be provided by Getzler Henrich under this Agreement; or (b) termination of this Agreement, the Company, including any affiliates thereof, shall not, directly or indirectly, hire, employ, retain or utilize (other than through Getzler Henrich) the services of any current or former employee of Getzler Henrich or independent contractor who provided services under this Agreement at any time without the prior written consent of Getzler Henrich. The Company agrees and acknowledges that the Getzler Henrich’s remedy at law for any breach of the provisions of this Section would be inadequate and that for any breach of such provisions Getzler Henrich will, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law.

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10. Joint and Several Liability; Setoff. If the Company consists of one or more entities, then the Company’s obligations under this Agreement shall be joint and several obligations of each entity comprising the “Company.” Without limiting any other remedy that may be available to Getzler Henrich under this Agreement or applicable law, where the “Company” under this Agreement consists of more than one entity, then Getzler Henrich shall have against each such entity a right of setoff (notwithstanding any lack of mutuality) under which Getzler Henrich may set off against any claim against Getzler Henrich by any entity comprising the Company group, all of the claims that Getzler Henrich may have against any or all of the other entities that comprise the Company.

11. Limitation of Liability. No Getzler Henrich Party shall be liable to the Company, or any party asserting claims on behalf of the Company, except for direct damages found in a final determination to be the direct result of the bad faith, self-dealing, intentional misconduct or gross negligence of such Getzler Henrich Party. The Getzler Henrich Parties shall not be liable for incidental or consequential damages under any circumstances, even if they have been advised of the possibility of such damages. The Getzler Henrich Parties aggregate liability, whether in tort, contract or otherwise, is limited to the amount of fees paid for services on this engagement (the “Liability Cap”). The Liability Cap is the total limit of the Getzler Henrich Parties for any and all claims or demands by anyone with respect to this Agreement, or the services provided hereunder, and the Liability Cap shall be allocated among all such claimants, as appropriate.

12. Attorneys’ Fees and Expenses. The Company shall pay all costs and expenses, including reasonable attorneys’ fees and expenses, incurred by Getzler Henrich to enforce this Agreement, including, but not limited to any indemnity provision of this Agreement. This obligation to pay Getzler Henrich’s reasonable attorneys’ fees and expenses shall apply whether such fees and expenses are incurred during trial or appeal, or in arbitration, a bankruptcy case, or otherwise. If so required, Getzler Henrich shall additionally be entitled to reimbursement of reasonable legal expenses associated with any required court approval of this Agreement or enforcement of provisions of this Agreement, including, but not limited to, fee applications and the defense of any objections thereto. Company shall reimburse Getzler Henrich for all such expenses upon presentation of the invoice for the same supported by appropriate documentation.

13. Consent; Entire Agreement. In any instance under this Agreement where a party’s consent is permitted or required to be given, such consent shall not be withheld unreasonably. This Agreement contains the entire Agreement of the parties with respect to its subject matter and supersedes all prior agreements and understandings between the Company and Getzler Henrich with respect to such subject matter. The parties agree that all terms of their agreement and understanding are embodied in this Agreement, and as modified or supplemented from time to time, but only if such modification or supplement is both: (i) in writing, and (ii) signed by all parties. To the extent that any services outside the scope of this engagement are required or requested, the extent of these services, and the additional compensation to be paid to Getzler Henrich for such services, shall be agreed upon prior to Getzler Henrich beginning to perform such services.

14. Choice of Law/Forum. The validity, interpretation and enforcement of this Agreement, matters arising out of or related to this Agreement or its making, performance or breach, and related matters shall be governed by the internal laws of the State of New York (without reference to choice of law doctrine). Any legal action or proceeding concerning the validity, interpretation and enforcement of this Agreement, matters arising out of or related to this Agreement or its making, performance or breach, or related matters shall be brought exclusively in the courts of the State of New York in the County of New York or of the United States of America for the Southern District of New York, and all parties consent to the exclusive jurisdiction of those courts, waiving any objection to the propriety or convenience of such venues. GETZLER HENRICH HEREBY AGREES, AND THE COMPANY HEREBY AGREES ON ITS OWN BEHALF, AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF EACH OTHER COMPANY PARTY, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION IN CONNECTION WITH, RELATING TO OR ARISING OUT OF GETZLER HENRICH’S ENGAGEMENT, GETZLER HENRICH’S PERFORMANCE THEREOF, OR THIS AGREEMENT.

15. Multiple Originals. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures or signatures forwarded via email.

16. Termination. Either the Company or Getzler Henrich can terminate this agreement upon written notice, except for Sections 1 thru 3 and 6 thru 12, which shall survive any termination. Outstanding amounts due Getzler Henrich, if any, will be paid promptly upon receipt of a final invoice that will be provided immediately upon notice of termination by the Company.

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